                                                                     EXHIBIT 4.3


                              SHAREHOLDER AGREEMENT


         This Shareholder Agreement (the "AGREEMENT") dated as of the 23rd day of November, 1999 (the "EFFECTIVE DATE"), by and between the undersigned holders of capital stock (collectively the "SHAREHOLDERS" and individually a "SHAREHOLDER") of Westech Capital Corp, a New York corporation (the "COMPANY"), their spouses, and the Company.

                                    RECITALS:

         A. Each Shareholder, as of the date said Shareholder becomes a party to this Agreement, is, or simultaneously with the execution of this Agreement will become, the record and beneficial owner of certain shares of capital stock of the Company. From time to time, the Shareholders may acquire additional shares which will be subject to the Agreement.

         B. The purpose of this Agreement is to protect the Company and the Shareholders by regulating the disposition of the Shares (as hereinafter defined) as further set forth in this Agreement.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                               SHARE CERTIFICATES

         Section 1.1 All shares of the capital stock of the Company not exempted by Article VI hereof (the "SHARES") shall be held and disposed of by the Shareholder in accordance with this Agreement. All Shares shall be listed in column 2 of Exhibit "A" attached hereto and made a part hereof. Column 2 shall initially reflect all capital stock of the Company owned by the holders (the "Holders") listed in Exhibit "A" as of the Effective Date. Column 2 shall be amended as necessary to add additional Holders from time to time and to reflect any additional capital stock of the Company received by the Holders, except as provided in Article VI, and to reflect the ownership of record of any transferees of the capital stock of the Company. Column 2 shall also be amended as necessary to reflect any reductions in capital stock held by a Holder due to transfers permitted under this Agreement.

         Section 1.2 On execution of this Agreement, each Shareholder shall surrender to the Company the certificates representing his Shares, so as to have placed on those Shares the legend set forth in Section 7.1 of this Agreement.

         Section 1.3 Each Shareholder covenants that any certificate representing capital stock of the Company in which the Shareholder has an interest will not be held in a street name, nor by a nominee.

                                   ARTICLE II
                                  RESTRICTIONS

         Section 2.1 Except as provided in Section 2.2, or elsewhere in this Agreement, no Shareholder shall transfer, encumber or in any way voluntarily dispose of (collectively, "TRANSFER") his Shares. Any attempt to do so shall be void. Each Shareholder shall have the right to vote his Shares and receive the dividends paid on them until the Shares are sold or transferred as provided in this Agreement.

         Section 2.2 Prior to January 1, 2001, no Shares may be Transferred (except as may otherwise be permitted by this Agreement). During this period, each Shareholder may subject a maximum number of Shares subject to a lien as collateral for a bona fide lending transaction (which is not intended to circumvent the provisions of this Agreement) (the "PLEDGE") of up to one-third (1/3) of the Shares held of record by said Shareholder as of January 1, 2000. Between January 1, 2001, and January 1, 2002, each Shareholder may Transfer a number of Shares equal to the number of Shares held of record by said Shareholder as of January 1, 2001 multiplied by one-third (1/3). During this period (01/01/01 - 01/01/02), each Shareholder may Pledge no more than two-thirds of the Shares held of record by said Shareholder as of January 1, 2001, less the number of Shares said Shareholder Transfers between January 1, 2001, and January 1, 2002 pursuant to this Agreement. Between January 1, 2002, and January 1, 2003, each Shareholder may Transfer any Shares that were not Transferred the previous year, but were eligible for Transfer, plus a number of shares equal to the number of Shares held of record by said Shareholder as of January 1, 2002 multiplied by one-third (1/3). During this period, each Shareholder may Pledge Shares without further restriction under this Agreement. As of January 1, 2003, each Shareholder may Transfer Shares without further restriction under this Agreement.

                                   ARTICLE III
                              INDEPENDENT COMMITTEE

         Section 3.1 The Company shall establish a committee (the "COMMITTEE") comprised of the independent directors of the Company (i.e. those directors who are not otherwise employed by the Company). The Committee shall have the responsibility of administering the provisions of this Agreement, and to resolve any disputes arising hereunder. The Committee may determine whether or not a proposed transfer qualifies as a voluntary or involuntary Transfer of Shares. The Committee may, in its sole discretion, for good cause shown, waive any or all restrictions provided by this Agreement for any proposed voluntary Transfer of Shares. All parties hereto agree to be bound by the Committee's final decision.

                                   ARTICLE IV
                               PERMITTED TRANSFERS

         Section 4.1 Notwithstanding any provisions in this Agreement to the contrary, any Shareholder may transfer Shares subject to this Agreement to his spouse, children, or any inter vivos trust for the benefit of his spouse or children ("PERMITTED TRANSFEREES"). Such transferee(s) shall hold the Shares subject to all the provisions of this Agreement, as provided in Article V of this Agreement.

                                    ARTICLE V
                           OBLIGATIONS OF TRANSFEREES

         Section 5.1 In the event that a permitted transfer is made in accordance with Section 4.1 of this Agreement, the transferred Shares shall remain subject to all of the provisions of this Agreement and the Permitted Transferee, or any transferee, shall make no further transfer except as provided in this Agreement. In the event that a permitted transfer is made in accordance with Section 3.1 of this Agreement, the transferred Shares shall no longer be subject to the provisions of this Agreement.

                                   ARTICLE VI
                                 EXEMPTED SHARES

         Section 6.1 This Agreement shall not apply to those shares obtained either (i) through open market purchases after November 22, 1999, or (ii) pursuant to a Company-sponsored benefit plan.

                                   ARTICLE VII
                          LEGENDS ON SHARE CERTIFICATES

         Section 7.1 On execution of this Agreement, each Shareholder shall surrender to the Company the certificates representing his Shares to have conspicuously endorsed on those certificates the legend set forth in this Section. Each new certificate issued that represents a Share subject to this Agreement shall also have endorsed on its face the following legend:

               "Sale, transfer, or hypothecation of the Shares represented by this certificate is restricted by the provisions of a Shareholder Agreement dated November 22, 1999, among certain of the Shareholders, their spouses and the Company, a copy of which may be inspected at the principal office of the Company, and all the provisions of which are incorporated by reference in this certificate."

A copy of this Agreement shall be delivered to the secretary of the Company, and shall be shown by him to any proper person making inquiry about it.

                                  ARTICLE VIII
                            TERMINATION OF AGREEMENT

         Section 8.1 This Agreement shall terminate on:

               (a) The written agreement of all parties;

               (b) The dissolution, bankruptcy, or insolvency of the Company; or

               (c) January 1, 2003, whichever is soonest.

                                   ARTICLE IX
                                SPOUSE'S CONSENT

         Section 9.1 Spouses of Shareholders acknowledge, by execution of this Agreement, that they have read the Agreement and that they know and understand its contents. Spouses of Shareholders hereby approve of the provisions of the Agreement, and agree that those Shares and their interest in them are subject to the provisions of the Agreement and that they will take no action at any time to hinder the operation of the Agreement as it affects those Shares or their interest in them.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         Section 10.1 Agreement to Perform Necessary Acts. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

         Section 10.2 Specific Performance. The parties hereto agree that it would be impossible to measure in money the damages which would accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto is forced to institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense that the party instituting such action has an adequate remedy at law and such person shall not urge in any such action that an adequate remedy at law exists.

         Section 10.3 Amendments. The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only on the written consent of all parties to this Agreement, or by action of the Committee to release specific Shares.

         Section 10.4 Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns.

         Section 10.5 Validity of Agreement. It is intended that each Section of this Agreement shall be viewed as separate and divisible, and in the event that any Article, Section, or Paragraph shall be held to be invalid, the remaining Articles, Sections or Paragraphs shall continue to be in full force and effect.

         Section 10.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to the party.

         Section 10.7 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas.

         Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.9 Prior Agreements. This Agreement supersedes any and all prior agreements among the parties relating to the subject matter hereof.

         Section 10.10 Addendum Agreement. From time to time, in the Company's sole discretion, any person who is to obtain capital stock of the Company from the Company may be required to simultaneously execute an addendum agreement. Such person and his spouse shall become parties to this Agreement by the execution of the Addendum Agreement in the form attached hereto as Exhibit "B", which Addendum Agreement shall bind them to, and grant them the benefits of, this Agreement as though they were original parties hereto. For this purpose all the Shareholders hereby appoint the Company as their agent and attorney-in-fact to execute such Addendum Agreement on their behalf and expressly bind themselves to the Addendum Agreement by the Company's execution of that Agreement without further action on their part.

         Section 10.11 Interests in Shares. Provisions of this Agreement dealing with Shares include any interest in or right to Shares.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         WESTECH CAPITAL CORP, a New
                                         York Corporation

                                         By:
                                            ---------------------------
                                            Name:
                                                 ----------------------
                                            Title:
                                                  ---------------------


SPOUSES:                                 SHAREHOLDERS:



-----------------------------            --------------------------------



-----------------------------            --------------------------------



-----------------------------            --------------------------------



-----------------------------            --------------------------------



-----------------------------            --------------------------------



-----------------------------            --------------------------------



-----------------------------            --------------------------------



-----------------------------            --------------------------------

                                   EXHIBIT "A"


                                  Shareholders


     Column 1                               Column 2                            Column 3
     --------                               --------                            --------

     Holder                        Number of Shares of Company            Number of shares of
                                    subject to this Agreement             Company not subject
                                                                           to this Agreement
John Ohmstede                       789,435                            0
---------------------------         --------------------------         --------------------------
John Glade                          248,250                            0
---------------------------         --------------------------         --------------------------
Michael Hidalgo                     248,250                            0
---------------------------         --------------------------         --------------------------
Jon McDonald                        248,250                            0
---------------------------         --------------------------         --------------------------
Britt Rodgers                       248,250                            0
---------------------------         --------------------------         --------------------------
Bob Sternberg                       248,250                            0
---------------------------         --------------------------         --------------------------
Mike Wolf                           248,250                            0
---------------------------         --------------------------         --------------------------
Greg Woodby                         248,250                            0
---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

---------------------------         --------------------------         --------------------------

                                  EXHIBIT "B"


                               Addendum Agreement


         Addendum Agreement made this _____ day of _______________, ___, by and between ______________________________________________________ (the "NEW
SHAREHOLDER") and _________________________________________________________ (the
"NEW SHAREHOLDER'S SPOUSE"), Westech Capital Corp, a New York corporation (the "COMPANY"), and the other shareholders (the "SHAREHOLDERS") of the Company, who are parties to that certain Agreement dated November 22, 1999 (the "AGREEMENT"), between the Company and its Shareholders.

                                   WITNESSETH:

         WHEREAS, the Company and the Shareholders and their respective spouses entered into the Agreement to impose certain restrictions and obligations upon themselves and the shares of stock (the "SHARES") of the Company;

         WHEREAS, the New Shareholder is desirous of becoming a shareholder of the Company; and

         WHEREAS, the Company and the Shareholders have required in the Agreement that all persons acquiring Shares must enter into an Addendum Agreement binding the New Shareholder and his spouse to the Agreement to the same extent as if they were original parties thereto, so as to promote the mutual interests of the Company, the Shareholders and the New Shareholder by granting the same benefits and imposing the same restrictions and obligations on the New Shareholder and the Shares to be acquired by him as were granted to and imposed upon the Shareholders under the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or other acquisition of Shares in the Company, the New Shareholder and the New Shareholder's spouse acknowledge that they have read the Agreement. The New Shareholder and the New Shareholder's spouse shall be bound by, and shall have the benefit of, all the terms and conditions set out in the Agreement to the same extent as if they were a Shareholder and a Shareholder's spouse for purposes of the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

         IN WITNESS WHEREOF, the parties have executed this Addendum Agreement as of the date first above written.



                                        ----------------------------------------
                                        New Shareholder



                                        ----------------------------------------
                                        Spouse of New Shareholder


         Agreed to on behalf of the Shareholders and the Company pursuant to
Section 10.10 of the Agreement.


                                     WESTECH CAPITAL CORP,
                                     a New York corporation


                                     By:
                                        ------------------------------
                                        Name:
                                             -------------------------
                                        Title:
                                              ------------------------
ATTEST:


By:
   -----------------------------
   Name:
        ------------------------
   Title:
         -----------------------